SETTLEMENT AGREEMENT


         THIS SETTLEMENT AGREEMENT ("Agreement"), effective May 1, 1995, is entered into by and among The Canton Industrial Corporation, a Nevada corporation, with principal offices at 268 West 400 South, Suite 300, Salt Lake City, Utah 84101 ("Canton"), A-Z Professional Consultants, a Utah corporation ("A-Z"), and Allen Wolfson, an individual residing in Salt Lake City, Utah ("Wolfson") (Canton, A-Z and Wolfson to be collectively referred to as the "Parties").


                                    Recitals

A. A-Z and Canton entered into a Consulting Agreement on June 1, 1994, a copy of which is attached as Exhibit A, whereby A-Z was to provide advice and consulting services to Canton (the "Consulting Agreement"). Canton was to pay for such services with, at its option, monthly payments of either 200,000 (pre-August 1994 10-1 reverse stock split, now equivalent to 20,000) shares of Canton's common stock or $8,000 in lawful funds.

B. The Consulting Agreement was mutually canceled by a Termination Agreement dated September 30, 1994, a copy of which is attached as Exhibit B, by and between Canton and A-Z (the "Termination Agreement"), after services were provided between June 1994 - September 1994, for four months.

C. The Parties hereby agree that Wolfson personally and exclusively rendered services on behalf of A-Z to Canton for the duration of the Consulting Agreement. The Parties further agree that Wolfson, personally and exclusively, is therefore entitled to receive the remuneration due from Canton for such services. Canton hereby opts to make payment in the form of common stock in the amount of 80,000 shares, representing four months of services at 20,000 shares per month, reflecting Canton's August 1994 stock split.

D. To date, the only form of payment made by Canton in return for services which were provided pursuant to the Consulting Agreement was the issuance, effective December 19, 1994, of 80,000 free-trading shares of its common stock pursuant to Form S-8 of the Securities Exchange Act of 1934 ("Form S-8"), 40,000 to each of A-Z's designees, the David Michael Irrevocable Trust and the Alexander W. Senkovski Irrevocable Trust (such trusts to be hereinafter referred to as the "Children's Trusts"). Canton acknowledges that it erroneously authorized and Canton's transfer agent, IDATA, erroneously issued, such shares because Form S-8 does not allow free-trading shares to be issued to anyone other than a natural person. Since the shares were essentially issued to A-Z, who then assigned them to the Children's Trusts, and A-Z is not a natural person, the shares are not in conformity to Form S-8, and are therefore invalid. The shares issued to A-Z's designees, the Children's Trusts, have been canceled, which means Canton has not paid and Wolfson has not received anything for the services rendered pursuant to the Consulting Agreement.

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E. As payment for the  services  Wolfson  rendered to Canton,  Canton will issue
Wolfson 80,000 shares of its common stock pursuant to Form S-8.

F. Upon Wolfson's receipt of 80,000 shares of Canton's commons stock, A-Z will formally waive its right to receive any compensation from Canton for services the latter received pursuant to the Consulting Agreement.


                                    Agreement

         NOW THEREFORE, based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual covenants and agreements contained herein, and in reliance on the representations and warranties set forth in this Agreement, the benefits to be derived herein and for other valuable consideration, the sufficiency of which is hereby expressly acknowledged, the Parties agree as follows:

1. The Parties agree that Canton received four months of services (June 1994 - September 1994) pursuant to the Consulting Agreement for which Canton agreed to pay, at its option, either 20,000 post reverse stock split shares of its common stock (the Consulting Agreement actually provided for the option to pay 200,000 shares, but due to Canton's August 1994 10-1 reverse stock split, the current equivalent is 20,000) or $8,000 in lawful funds. Canton has chosen to pay in common stock for the four months of services and therefore must legally issue 80,000 shares of its common stock before its obligations under the Consulting Agreement are extinguished.

2. The Parties agree that Wolfson personally and exclusively performed the services Canton received pursuant to the Consulting Agreement, and consequently that Wolfson is personally and exclusively entitled to receive the remuneration Canton owes for the five months of services it received pursuant to the Consulting Agreement.

3. Canton had agreed to issue 80,000 free-trading shares of its common stock to A-Z pursuant to Form S-8, who assigned such rights to the Children's Trusts. Canton caused the issuance of 80,000 to the Children's Trusts as payment for the services Wolfson rendered. However, such issuance was improper because Form S-8 only allows the issuance of free-trading shares to natural persons. Although formally issued to the Children's Trusts, the shares were actually issued to A-Z who then assigned them to the Children's Trusts. Due to the fact A-Z is not a natural person the shares are not in conformity to Form S-8 and are therefore invalid. Canton has therefore authorized its transfer agent to cancel the 80,000 shares issued to the Children's Trusts, meaning that Canton has not paid and Wolfson has not received anything for the services rendered pursuant to the Consulting Agreement.

4. The Parties agree that upon Canton's issuance of 80,000 shares of its common stock to Wolfson pursuant to Form S-8, the Consulting Agreement will be complete and all rights and obligations discharged.


         IN WITNESSETH WHEREOF, the signatures of the Parties below evidence their execution of this Settlement Agreement.


A-Z Professional Consultants                   The Canton Industrial Corporation


   /s/ Richard Surber                              /s/ Richard Surber
Richard Surber, President                      Richard Surber, President


Allen Z. Wolfson

/s/ Allen Z. Wolfson